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                                                              Exhibit 10(r)

                  General Electric Leadership Life Insurance
                          (Effective January 1, 1994)


GE Leadership Life Insurance provides selected employees in leadership positions with individually owned life insurance that can be continued into retirement on a tax-effective basis.

THE INFORMATION YOU NEED...                      BEGINS ON PAGE...

WHAT THE PLAN PROVIDES                                   2
      Your Coverage Amount                               2
      GE's Special Payments                              2
      Cash Value                                         4
COVERAGE AT AGE 65                                       5
      Reductions in Coverage                             5
      Other Coverage Options                             5
ABOUT JOINING THE PLAN                                   6
      Eligibility                                        6
      Enrollment                                         7
      Completing the Enrollment Form                     7
      Assigning Policy Ownership                         8
IN SPECIAL CASES                                         8
      At Retirement                                      8
      If You Are Disabled or Laid Off                    9
      If You Take a Leave of Absence                     9
      If You Are Terminally Ill                          9
      If You Die                                        10
      If You Leave the Company                          10
      When Your GE Participation Ends                   11

ADMINISTRATIVE INFORMATION                              11

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WHAT THE PLAN PROVIDES

GE Leadership Life Insurance is provided through an individual universal life insurance policy subject to the terms and conditions set for the plan by GE.

The policy is issued directly to eligible GE employees by the insurance company.

To understand your coverage, be sure to learn about these key features:

* Your coverage amount -- The benefit your beneficiary receives if you die.
* The special payments -- The method that GE uses to fund coverage for you.
* The cash value -- The mechanism designed to provide your post-retirement coverage.

YOUR COVERAGE AMOUNT

You are covered for two times your annual pay until age 65, when reductions in coverage begin as described on page 5. Pay, for purposes of this plan, is defined as your annual salary rate, plus 100% of your incentive compensation earned in the preceding calendar year. Benefits are paid to your beneficiary if you die. Payment options are described on page 10. (If you become terminally ill, you may receive a partial advance payment before your death; see "In Special Cases" for details.)

Your pre-age 65 coverage amount will change if your salary or incentive compensation changes. These changes become effective on April 1 each year based on your pay as of the last day of the preceding February.

GE'S SPECIAL PAYMENTS

GE funds your coverage under the plan in the following way:

1.    Each year, GE advances the premium to the insurance company.

2. The insurance company adds the premium to your policy's accumulation fund from which the costs of the insurance coverage are deducted; the balance earns tax-deferred interest at a rate set by the insurance company and accumulates over time to build your policy's cash value.

3. To establish individual ownership, GE adds special payments to your paycheck (or to your monthly pension payments, if you're retired) in equal amounts that add up to the total premium; these special payments are immediately deducted from your paycheck and used to reimburse GE for the advanced premium amount. You pay taxes on the special payments added to your paycheck.

Premiums and GE's special payments increase over time to pay for the higher costs of coverage as you age and as your earnings increase; increases are effective on April 1 each year. The final premium payment will be made in the plan year beginning on the April 1 after your 64th

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birthday.  If you became eligible for coverage at age 55 or older, GE continues premium payments for 10 calendar years, as long as you remain eligible.

GE's special payments to you continue until March 31 following the final premium payment, as long as you remain eligible. These special payments are designed to build cash value to fund a reduced level of coverage after you reach age 65.

TRUST OWNERSHIP

If you assign ownership of your insurance policy to a trust, as described on page 8, GE adds one special payment to your paycheck in an amount equal to the total annual premium. You will need to reimburse GE for the advanced premium payment within 30 days by either of the following methods:

*     Lump sum payment from your personal funds

*     Lump sum payment from a checking account established for the trust.

You should consult your legal or financial advisor before choosing a reimbursement method.

TAX CONSEQUENCES

When the special payments are added to your paycheck, they become part of your taxable income. Although GE fully funds the coverage, you pay income tax on these special payments when they are added to your paycheck. If you are a non-smoker, this additional income tax is the only cost to you during the period in which GE makes special payments. (If GE paid for the coverage directly, you would have taxable imputed income for the value of coverage over $50,000.)

COVERAGE FOR CIGARETTE SMOKERS

Coverage for cigarette smokers costs substantially more than coverage for non-smokers. GE will pay the extra cost to provide coverage at the two times pay level during the first two years of a smoker's coverage.


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After 24 months, the additional payments necessary to fund the full coverage will end.  At that time, smokers will choose either:

* To reduce coverage to a level supported by the Company's special payments for non-smokers, or

* To make the additional payments necessary to maintain coverage at the two times pay level.

Former cigarette smokers can qualify for two times pay coverage at the lower non-smoker rates once they have stopped smoking for at least 12 consecutive months. To apply for the lower non-smoker rates, you'll need to submit an application to the GE Leadership Life Insurance Service Center. Your coverage at the lower rates goes into effect on the first day of the month after the insurance company accepts your application.

If you elect reduced coverage, you may apply for coverage at the two times pay level at any time. However, in addition to an application, you'll need to provide proof of your good health satisfactory to the insurance company and, if you continue to smoke, agree to make the additional payments, before any increase goes into effect. Your increased coverage begins on the first day of the month after the insurance company accepts your application.

CASH VALUE

The cash value that accumulates in your policy is designed to provide funding to continue a reduced level of insurance coverage after you reach age 65. It builds most quickly in the last 10 years of your participation in the plan as the costs of coverage increase based on your age and earnings.

To accomplish its intended goal, the cash value needs to build without disruption. If you borrow or withdraw from your cash value, your participation in the plan ends and GE discontinues its special payments to you. In addition, you will not be eligible for the GE Life Insurance provided under the GE Life, Medical and Disability Plan.
If you die, the cash value helps provide the insurance benefit owed to your beneficiary; it is not paid in addition to the death benefit. You are not permitted to make direct contributions to the accumulation fund while GE is making special payments on your behalf -- except as required to maintain unreduced coverage at age 65 (as described on page 6) or for cigarette smokers to maintain coverage at the two times pay level
(as described above).

Coverage after age 65 is based on interest and mortality assumptions in effect in the year in which the last premium payment is made. Changes in interest rates and mortality experience after the last premium payment, as well as policy loans and withdrawals, may affect your policy's cash value and the death benefit payable to your beneficiary.

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COVERAGE AT AGE 65

REDUCTIONS IN COVERAGE

Your insurance coverage begins to reduce after age 65 if you are still at work or if you are an eligible retiree (see "In Special Cases"). All reductions go into effect on the January 1* after your birthday.

ON THE JANUARY 1*       YOUR PRE-AGE 65 COVERAGE IS REDUCED...**
AFTER YOU REACH...

Age 65 To 1.5 times your pay (or by 25% of your coverage if you had coverage of less than 2 times pay)

Age 66 To 1 times your pay (or by an additional 25% if you had coverage of less than 2 times pay)

Age 67 To 2/3 of your pay (or by an additional 16.67% if you had coverage of less than 2 times pay) which continues for as long as you continue your policy

Reductions are applied to the coverage in effect on the day before your 65th birthday, based on your pay as of the end of the preceding February. Reductions begin on the January 1* after you reach age 65 regardless of when you join the plan. Keep in mind, however, that GE's special payments continue until you reach age 65 or complete 10 years of participation in the plan if you became eligible after age 55.

* If your birthday is January 1, applicable reductions go into effect on your 65th, 66th and 67th birthdays
**    All amounts are rounded to the nearest $100

OTHER COVERAGE OPTIONS

Your cash value is intended to fund reduced coverage after age 65. However, if you prefer, you may elect one of three other options when you reach age 65:*

* UNREDUCED COVERAGE -- You may choose to continue your full, pre-age 65 coverage by paying additional premiums.

* PARTIAL WITHDRAWAL -- You may withdraw a portion of your cash value and use the remainder to fund a lesser amount of coverage.

* FULL WITHDRAWAL/TERMINATION -- You may withdraw your entire cash value by canceling your policy. You'll have no further insurance coverage from the plan.

You may decide to take a cash withdrawal or increase your coverage amount at any time after age 65. However, you'll need to provide proof of good health satisfactory to the insurance company before any coverage increase goes into effect.

* If you became eligible for the plan after age 55, you may elect unreduced coverage when you reach age 65. However, you may not borrow or withdraw from your cash value until you complete 10 years of participation in the plan; if you do, your participation in the plan will end and GE will discontinue its special payments.

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ABOUT JOINING THE PLAN

ELIGIBILITY

Because you are a GE employee in a selected leadership position on or after January 1, 1994, you are eligible for GE Leadership Life Insurance -- provided you are "actively at work" on the date you complete your enrollment application. Employees in leadership positions are those in the Executive, Senior Executive and Officer Bands.

If you are eligible for GE Leadership Life Insurance, you are not eligible for the GE Life Insurance provided under the GE Life, Medical and Disability Plan -- whether or not you enroll for GE Leadership Life Insurance. If you were covered under GE Life Insurance, your coverage ends when you become eligible for GE Leadership Life Insurance.

Employees hired on a temporary basis, employees on retainer and other special classes of employees as determined by the Company are not eligible for GE Leadership Life Insurance.
If you transfer to a non-eligible position, GE will continue your participation in this plan without interruption.

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ENROLLMENT

To enroll, simply complete the GE Leadership Life Insurance enrollment application form and return it to the GE Leadership Life Insurance Service Center within 31 days of first becoming eligible. On the form, you'll be asked to:

*     Name your beneficiary (or beneficiaries)

* Designate whether you're assigning ownership of the policy to a person other than yourself or to a trust

*     Indicate whether you are "actively at work"

* Indicate whether you smoke cigarettes and, if so, list the date you last smoked

*     Sign and date the front and back.

It's important to answer the actively at work and smoking questions accurately. If you are not actively at work or if you are a cigarette smoker and indicate otherwise on the form, and you die within two years after your coverage takes effect, the insurance company reserves the right to contest the claim -- in other words, to investigate whether you falsified information on your application. If the insurance company successfully contests your claim, it may refuse to pay the death benefit.

IF YOU BECOME ELIGIBLE        AND YOU ENROLL WITHIN 31 DAYS, THEN
BECAUSE...                    YOUR COVERAGE BECOMES EFFECTIVE...

You just joined the Company   On your first day of work

You were promoted to an       On the first day of the second month
eligible position             after the month in which you are promoted.

Your policy will be delivered in April of the plan year after you enroll.

If you are not actively at work when you complete the application, the reason for your absence will determine when your coverage begins. In the meantime, if you're currently covered under GE Life Insurance, your coverage will continue until your GE Leadership Life Insurance coverage becomes effective.

NAMING A BENEFICIARY

You select your beneficiary, the person who receives the benefits from the plan at your death, when you enroll. If you name more than one beneficiary, you may indicate on the enrollment application what percentage of the benefits each should receive. If percentages aren't specified, the beneficiaries will receive equal amounts.

You may, if you wish, designate a contingent beneficiary(ies) as well. This is the person or persons who receive benefits if none of your primary beneficiaries are alive at the time of your death.

If you have no beneficiary at your death, benefits will be paid to your estate or according to state law.

Changing Your Beneficiary -- You may change your beneficiary designation at any time by notifying the GE Leadership Life Insurance Service Center.
When a change of beneficiary notice is received by the insurance company, the change becomes effective on the date you signed the request.

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ASSIGNING POLICY OWNERSHIP

You may designate an owner other than yourself -- or assign ownership -- of your GE Leadership Life Insurance policy. This is often done for estate planning purposes.

Assigning ownership -- most commonly to a trust, or in some cases, to another person -- is typically done during the enrollment process before your policy is issued, but you may assign ownership at any time. However, be aware that if you assign ownership after your coverage begins and you die within three years, the proceeds from your insurance policy will still be considered by the Internal Revenue Service to be part of your estate for tax purposes -- which may defeat the purpose for assignment in the first place. This "three-year contemplation of death" rule applies whenever an insurance policy is assigned to someone other than the person to whom it was originally issued.

To assign ownership, you'll need to complete the ownership information on the application form.

* IF YOU ARE ASSIGNING OWNERSHIP TO ANOTHER PERSON -- Be prepared to provide the owner's name, Social Security Number, date of birth and relationship to you. Both of you will need to sign the application form.

* IF YOU ARE ASSIGNING OWNERSHIP TO AN EXISTING TRUST -- Be prepared to provide the title of the trust, its date of inception and its tax ID number. You and the trustee(s) will need to sign both the enrollment application and a trust certification form.

* IF YOU ARE ASSIGNING OWNERSHIP TO A NEW TRUST -- Be aware that setting up a trust can take time. Consult with your legal or financial advisor as soon as possible.

IN SPECIAL CASES

AT RETIREMENT

RETIRING BEFORE AGE 65

If you retire under the GE Pension Plan before age 65, your GE Leadership Life Insurance coverage continues at the level that was in effect on the last day you worked if you:

* Retire from Company service at age 60 or older with at least 10 years of continuous service

*     Retire on a disability pension

*     Retire under the Special Early Retirement Option

* Receive pension benefits under the Plant Closing Pension Option with at least 25 years of Pension Qualification Service, or

*     Retire with a special retirement allowance.

If you meet one of these eligibility requirements, your special payments continue to age 65, or for 10 years if you became eligible for the plan after age 55.

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If you do not meet these eligibility requirements, you are not eligible for continued special payments after retirement, regardless of your age. Your options in this case are described in "If You Leave the Company."

RETIRING AFTER AGE 65

In most cases, special payments end at age 65, whether you are retired or still working. Your cash value is designed to supply the funds for continuing the reduced coverage. Other coverage options are also described on page 5.

However, if you joined the plan at age 55 or older, special payments continue for 10 years as long as you continue working or if you retire and meet the eligibility requirements listed above. If you do not meet the eligibility requirements, the special payments end when you retire and your options are described under "If You Leave the Company."

IF YOU ARE DISABLED OR LAID OFF

If you are unable to work because of a disability or because of layoff, plant closing or other permanent job loss event, GE will continue its special payments to you for 12 months. Then, you may:

* Continue coverage indefinitely by paying the required premiums yourself directly to the insurance company

* Continue coverage for a limited time by using your accumulated cash value to pay the required premiums, or

* Withdraw the cash value and cancel the policy -- you'll have no remaining insurance coverage from the plan.

The options will be described to you in more detail at the time you stop working.

IF YOU TAKE A LEAVE OF ABSENCE

If you take an approved leave of absence, GE will continue its special payments to you for the duration of your leave. If you do not return to work at the end of your leave, GE's special payments end. Your options in this case are described in "If You Leave the Company."

IF YOU ARE TERMINALLY ILL

If you are diagnosed as terminally ill with 12 months or less to live, you may request a payment from your insurance policy of up to 50% of your life insurance benefit. You'll need to provide a written diagnosis from your doctor satisfactory to the insurance company. This "living benefit" will be deducted from the life insurance benefit before the remainder is paid to your beneficiary after your death.

If you need to access this benefit, please contact the GE Leadership Life Insurance Service Center.

Please note that the living benefit may vary in some areas according to state law. It is available to both active and retired policyholders.

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IF YOU DIE

If you die while still covered by the plan, the policy pays your coverage amount to your beneficiary. The cash value is not paid in addition to the insurance benefits. Your beneficiary can call the GE Leadership Life Insurance Service Center at 1-800-799-4777 or the GE Benefits Inquiry Center at 1-800-432-3450 with any questions about benefit payments or procedures.

Benefits are usually paid in a lump sum. However, other options are also available, including:

* Installments on a regular basis, such as monthly, quarterly or annually

*     Single or joint and survivor annuity.

You may choose one of the options for your beneficiary at any time. If you do not choose one in advance, your beneficiary may request one of these options at your death.

If you or your beneficiary wishes to elect a benefit payment option other than a lump sum, please contact the GE Leadership Life Insurance Service Center.

IF YOU LEAVE THE COMPANY

GE's special payments end on the date your employment with GE ends for reason other than disability, layoff, leave of absence or retirement. Because your policy is individually owned, your coverage is portable. This means you may:

* Continue coverage indefinitely by paying the necessary premiums yourself directly to the insurance company

* Continue coverage for a limited time by using your accumulated cash value, or

* Withdraw the cash value and cancel the policy; you'll have no remaining insurance coverage from the plan.

If you leave GE, you communicate directly with the insurance company regarding your policy.

Keep in mind that you must repay the portion of the premium that GE had advanced to the insurance company on your behalf in the year you leave, prorated as of your date of termination. Your coverage will continue through March 31 following the date your employment ends -- no matter what long-term decision you make about continuing your policy.

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WHEN YOUR GE PARTICIPATION ENDS

Your participation in the GE Leadership Life Insurance Plan ends if you do one of the following:

*     Leave the Company, as described on page 10,

* Retire with less than 10 years of service or without meeting one of the other eligibility requirements as listed on page 8,

* Withdraw or borrow from the cash value while GE is making special payments to you, or

*     Transfer to a non-participating GE business or affiliate.

In these cases, special payments from GE end, but your coverage can continue directly with the insurance company. If you are transferring to a non-participating business, you may be eligible for GE-provided life insurance offered to employees of that affiliate.

ADMINISTRATIVE INFORMATION

PLAN DOCUMENTS

Copies of the latest annual report of plan operations and the summary plan description for GE Leadership Life Insurance are filed with the U.S. Department of Labor and are available for your review at any time during normal working hours at your local human resources office or at GE Corporate Human Resources, 3135 Easton Turnpike, Fairfield, Connecticut 06431.

To request a copy of the official plan document, please write to Corporate Benefits Delivery, P.O. Box 2213, Schenectady, New York 12301-2213. It will be sent within 30 days after your written request is received by Corporate Benefits Delivery.

CLAIMS

To receive benefits, your beneficiary will need to file a claim, along with the policy and a certified copy of the death certificate. Forms are available by calling the GE Leadership Life Insurance Service Center or the GE Benefits Inquiry Center.
If a claim for benefits is denied in whole or in part, your beneficiary will receive written notification from the claims administrator within 90 days. The notice will include:

* The specific reason(s) for denial, with specific reference to the pertinent plan provisions on which the denial was based.

* Description of any information or materials necessary to process the claim properly and why the materials are needed.

*     An explanation of how to submit the claim for review.

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Within 60 days after receiving the denial, your beneficiary may submit a written request for reconsideration to the insurance company. Any such request should be accompanied by documents or records in support of the appeal.

The insurer will respond within 60 days -- or 120 days under special circumstances -- after receipt of the appeal, explaining the reasons for the decision, and referring to the specific plan provisions on which the decision is based.

The insurer has complete discretionary authority to determine benefit payments and interpret the provisions of your policy. The insurer's decision with respect to policy provisions is final and binding.
The plan administrator or a designated third party, such as the plan insurer, has the authority and responsibility to interpret the provisions of the plan.

YOUR RIGHTS UNDER ERISA

As a participant in the GE Leadership Life Insurance plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). Under ERISA, plan participants are entitled to:

* Examine, without charge at the plan administrator's office and at major locations, all plan documents, including insurance contracts and copies of all documents filed by the plan with the U.S.
      Department of Labor, such as detailed annual reports and plan descriptions.

* Obtain copies of all plan documents and other plan information upon written request to the plan administrator; the administrator may charge a reasonable fee for the copies.

*     Receive a summary of the plan's annual financial report.

You have the right to expect fiduciaries -- the people who are responsible for the management of the plans -- to act prudently and in the best interest of you and other plan participants and beneficiaries.

Another one of your ERISA-guaranteed rights means that no one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a plan benefit or exercising your rights under ERISA. ERISA also guarantees your rights to written notice if any part of a claim is denied, as described in "Claims" above.

Because your rights under ERISA are protected by law, you can also file suit if the need ever arises. For example, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay a fine of up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

You may also file suit in a state or federal court if you have a claim for benefits which is denied or ignored, in whole or in part. Such a suit may

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not be filed, however, until you have exhausted the claim appeals procedures described on page 11.

You also can seek assistance from the U.S. Department of Labor or file suit in a federal court if you believe a fiduciary has misused plan funds or interfered with your rights under the law. The court will decide who should pay court costs and legal fees.

If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose -- because, for example, the court finds your claim frivolous -- you may be ordered to pay all these costs and fees on your own.

If you have any questions about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services
Administration, Department of Labor.

PLAN TERMINATION

The Company expects and intends to continue offering GE Leadership Life Insurance indefinitely, but reserves the right to terminate or amend the plan, in whole or in part, at any time and for any reason.

GE's decision to terminate or amend the plan may be due to changes in federal law or state laws governing welfare benefits, the requirements of the Internal Revenue Service or ERISA.

ADDITIONAL INFORMATION

Employer ID number:              14-0689340

Full plan name:                  GE Leadership Life Insurance

Plan type and number:            Welfare -- Flexible-premium adjustable
                                 life insurance policy

                                 Plan number 542

Insurer:                         Metropolitan Life Insurance Company
                                 One Madison Avenue
                                 New York, NY  10010

Source of special payments:      General Electric Company

Payment of benefits:             Plan insurer pays benefits

Plan administrator and           General Electric Company
agent for legal service:         3135 Easton Turnpike
                                 Fairfield, CT  06431
                                 1-800-432-3450

Plan year:                       April 1 - March 31

Policy year:                     January 1 - December 31


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